                                                                    Exhibit 22.0



                                              Jurisdiction
         Subsidiaries Name                    of Incorporation

         InterSystems, Inc.                   Delaware
           Chemtrusion, Inc.                  Delaware
           InterSystems, Inc.                 Nebraska

         Interpak Holdings, Inc.              Delaware
           Interpak Terminals, Inc.           Delaware
           Interpak Terminals, Inc.           Texas

         Helm Investment Company              Delaware


All the entities listed above are significant subsidiaries of the Company or a significant subsidiary of a subsidiary of the Company, even though not necessarily majority-owned by the Company. Certain subsidiaries considered insignificant for the year covered by this report have been omitted.


                 Page 68 of 68 pages. Exhibits begin on page 68